Exhibit 99.1

Interpace Biosciences Announces First Quarter 2026 Financial and Business Results

●	Q1 Revenue of $9.0 million
●	Q1 Income from Continuing Operations of $0.8 million
●	Q1 Thyroid volume year-over-year increase of 10%
●	Q1 Thyroid revenue year-over-year increase of 12%

PARSIPPANY, NJ, May 12, 2026 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the first quarter ended March 31, 2026 and provided a business and financial update.

Interpace generated Q1 2026 revenue of $9.0 million on 12% year-over-year thyroid revenue growth, delivered $0.8 million of income from continuing operations, and produced Adjusted EBITDA of $1.6 million, or 17% of revenue.

“Our first quarter results demonstrate continued momentum in our thyroid franchise and the operational efficiency that has come with our transition to a thyroid-only diagnostics testing company,” said Chris McCarthy, Chief Financial Officer. “Q1 2026 thyroid revenue increased 12% year-over-year and gross margin expanded to 65% from 59% on a Pro Forma basis. Adjusted EBITDA improved to $1.6 million from $0.8 million in the prior year quarter on a Pro Forma basis. Operating income margin improved to 12% from 6% in the prior year quarter on a Pro Forma basis and adjusted EBITDA margin improved to 17% from 10% in the prior year quarter on a Pro Forma basis. These results reflect the strength of our ThyGeNEXT® and ThyraMIR®v2 platform and the consistent execution of our commercial team.”

McCarthy added, “Our debt-free balance sheet continues to support meaningful investment in laboratory automation and AI-enabled productivity initiatives across our workflow. We are scaling operating leverage in line with volume growth without a corresponding increase in headcount, which we expect will support continued margin expansion as the year progresses.”

“The first quarter demonstrates the durability of the business we built through last year’s transition and positions Interpace to build on this momentum through the remainder of 2026.” said Tom Burnell, President and CEO. “We see the same characteristics in Q1 2026 that defined our 2025 performance — disciplined execution, expanding clinical adoption, and a steady cadence of operational improvement. We continue to believe our combination approach — ThyGeNEXT® for mutation detection and ThyraMIR®v2 for microRNA pathway insights — gives physicians the confidence and clarity they need to make informed patient-management decisions.”

Outlook

With a streamlined, thyroid-only operating model and continued commercial momentum, Interpace is positioned to build on its first-quarter performance through the remainder of 2026. The Company is reaffirming its previously provided 2026 guidance of approximately 16% year-over-year thyroid revenue growth, and remains focused on scaling thyroid test volume through deeper adoption within existing accounts, expanding the active account base, and driving productivity gains through laboratory automation and operational discipline.

Business Highlights

●	Average thyroid revenue per test increased 3% year-over-year.
●	Days sales outstanding (DSO) improved 6% year-over-year.
●	Turnaround time improved 21% year-over-year.
●	Average volume per account increased 9% year-over-year.
●	Number of accounts increased 5% year-over-year.

First Quarter 2026 Financial Performance

For the First Quarter of 2026 as Compared to the First Quarter of 2025 and Pro Forma 2025 Results:

●	Revenue was $9.0 million, a decrease of 22% from $11.5 million for the prior year quarter and an increase of 14% from $7.9 million for the prior year quarter Pro Forma.
●	Gross Profit percentage was 65% compared to 64% for the prior year quarter and 59% for the prior year quarter Pro Forma.
●	Operating income was $1.1 million versus operating income of $1.8 million in the prior year quarter and operating income of $0.5 million in the prior year quarter Pro Forma.
●	Operating income margin was approximately 12% compared to approximately 16% for the prior year quarter and approximately 6% for the prior year quarter Pro Forma.
●	Income from continuing operations was $0.8 million versus income from continuing operations of $1.8 million in the prior year quarter and income from continuing operations of $0.4 million in the prior year quarter Pro Forma.
●	Adjusted EBITDA was $1.6 million versus $2.1 million in the prior year quarter and $0.8 million in the prior year quarter Pro Forma.
●	Adjusted EBITDA margin was approximately 17% compared to approximately 18% for the prior year quarter and approximately 10% for the prior year quarter Pro Forma.
●	Q1 2026 cash collections totaled $8.7 million compared to $11.3 million in the prior year quarter and $7.8 million in the prior year quarter Pro Forma.

Management uses a non-GAAP Pro Forma income statement to help evaluate the results of our performance. The Pro Forma income statement for 2025 reflects the Company’s current business structure as a thyroid-only diagnostics testing company and excludes revenue and related costs from PancraGEN, which was discontinued in May 2025. These adjustments are presented for comparability purposes only and do not represent GAAP financial measures. Investors should review GAAP results alongside these pro forma figures for a complete understanding of performance. A reconciliation of GAAP and these pro forma figures is presented below.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provide clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has two commercialized molecular tests: ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay and ThyraMIR®v2, used in combination with ThyGeNEXT®, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the possibility that the Company’s estimates of future revenue, net income and adjusted EBITDA may prove to be materially inaccurate, the Company’s prior history of operating losses, the Company’s ability to adequately finance its business, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, and the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect.

Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025
	(unaudited)

Revenue, net	$9,032	$11,515
Cost of revenue	3,128	4,145
Gross Profit	5,904	7,370

Sales and marketing	2,177	2,814
Research and development	153	177
General and administrative	2,451	2,550
Total operating expenses	4,781	5,541

Operating income	1,123	1,829
Note payable interest expense	-	(78)
Other income, net	10	21
Income from continuing operations before tax	1,133	1,772
Provision for income taxes	302	18
Income from continuing operations	831	1,754

Loss from discontinued operations, net of tax	(110)	(107)

Net income	$721	$1,647

Basic income (loss) per share of common stock:
From continuing operations	$0.04	$0.40
From discontinued operations	(0.01)	(0.03)
Net income (loss) per basic share of common stock	$0.03	$0.37

Diluted income (loss) per share of common stock:
From continuing operations	$0.03	$0.06
From discontinued operations	(0.00)	(0.00)
Net income (loss) per diluted share of common stock	$0.03	$0.06

Weighted average number of common shares and common share equivalents outstanding:
Basic	22,786	4,420
Diluted	27,707	27,704

Selected Balance Sheet Data

($ in thousands)

	March 31,	December 31,
	2026	2025

Cash and cash equivalents	$2,647	$2,505

Total current assets	9,963	9,900
Total current liabilities	3,962	5,103

Total assets	33,409	33,838
Total liabilities	10,327	11,475
Total stockholders’ equity	23,082	22,363

Selected Cash Flow Data

($ in thousands)

	For the Three Months Ended
	March 31,
	2026	2025

Net income	$721	$1,647

Net cash provided by operating activities	$283	$1,235
Net cash used in investing activities	(141)	-
Net cash used in financing activities	-	(1,500)
Change in cash and cash equivalents	142	(265)
Cash and cash equivalents – beginning	2,505	1,461
Cash and cash equivalents – ending	$2,647	$1,196

Reconciliation of Pro Forma (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31, 2025
		PancraGEN
	As Reported	Direct Costs*	Pro Forma

Revenue, net	$11,515	$3,594	$7,921
Cost of revenue	4,145	940	3,205
Gross Profit	7,370	2,654	4,716

Sales and marketing	2,814	1,166	1,648
Research and development	177	70	107
General and administrative	2,550	93	2,457
Total operating expenses	5,541	1,329	4,212

Operating income	1,829	1,325	504

Note payable interest	(78)	-	(78)
Other income, net	21	-	21
Income from continuing operations before tax	1,772	1,325	447
Provision for income taxes	18	-	18
Income from continuing operations	1,754	1,325	429

Loss from discontinued operations, net of tax	(107)	-	(107)

Net income	$1,647	$1,325	$322

Basic income (loss) per share of common stock:
From continuing operations	$0.40	$0.30	$0.10
From discontinued operations	(0.03)	-	(0.03)
Net income (loss) per basic share of common stock	$0.37	$0.30	$0.07

Diluted income (loss) per share of common stock:
From continuing operations	$0.06	$0.05	$0.01
From discontinued operations	(0.00)	-	(0.00)
Net income (loss) per diluted share of common stock	$0.06	$0.05	$0.01

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,420	4,420	4,420
Diluted	27,704	27,704	27,704

* PancraGEN Direct Costs represent only direct costs associated with the operations of PancraGEN testing, with no allocations or estimates of corporate, shared, or overhead expenses included.

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Three Months Ended
	March 31,
	2026	2025
Income from continuing operations (GAAP Basis)	$831	$1,754
Depreciation and amortization	118	95
Stock-based compensation	4	15
Severance & related expense	-	168
Income tax expense	302	18
Non-recurring legal expense	315	-
Note payable interest	-	78
Interest income	(10)	(7)
Change in fair value of note payable	-	(25)
Adjusted EBITDA	$1,560	$2,096

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, non-cash stock-based compensation, severance expense, non-recurring legal expenses, interest and taxes, and other non-cash expenses including change in fair values of notes payable. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.